Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phone: Email: Website:	Investor Relations (732) 786-8044 info@medifirstsolutions.com www.medifirstsolutions.com

MEDIFIRST SOLUTIONS, INC. ANNOUNCES
LICENSE AGREEMENT

Company Enters Deal to Create Products for Both Healthcare Professionals and Caretakers of Mentally Ill, Special Needs and Spectrum Children

Boca Raton, Fl – March 19, 2013 – MEDIFIRST SOLUTIONS, INC. (OTCQB: MFST) is pleased to announce that it has entered into a license agreement that allows the company to be positioned on the front lines of one of the most talked about, hot-button issues today, mental illness and special needs. The license agreement with King Media, Inc. will allow Medifirst Solutions to use the “Successful Child” name and brand for an array of products that include: news and information resources that will be available on mobile apps, computers and IPTV. Other products include print and internet magazines, tabloids, newsletters and games.

CEO Bruce J. Schoengood stated, “in the aftermath of the Sandy Hook tragedy, law makers on both sides of the aisle are discussing the urgency to address the needs of the mentally ill, including identification, treatment and education in an effort to prevent further family and public tragedies.”  Schoengood continued, “I am proud of my contributions to this important cause and have been honored by Mental Health America. In addition, I’ve spoken in the US Senate and have been invited as an expert to talk to congressmen about these vital issues.  I am confident that our products and services will make a substantial difference in people’s lives.  Given the attention to these problems and exposure in the media, my hope is that people will no longer attach the social stigma that has dogged the mental health and special needs communities which has kept these issues in the shadows for so many years. King Media, Inc. does not have the platform and resources to execute and grow the “Successful Child” brand and we are proud to now carry the torch for such a great title and important issue.”

Medifirst Solutions anticipates announcing additional professionals to its advisory board comprised of established and respected medical and mental healthcare professionals. “I believe that now is the right time to begin to establish Medifirst Solutions as a leader in advocacy and education through the use of innovative products and technology,” says Schoengood.

“We continue to make significant progress in establishing business and strategic relationships with both industry-leading and innovative organizations. Our company goal is to create a diverse portfolio of technology and assets, with a focus on innovative products, and to produce revenue and growth within the medical, health  and mental health sectors. We are confident that we will continue to make substantial progress towards achieving our business goals in the coming weeks and months.”

About Medifirst Solutions, Inc.
Medifirst Solutions, Inc. is a Nevada corporation that is based in Florida and New Jersey. The company seeks innovative medical and healthcare products and technologies which are targeted to both medical and healthcare professionals and everyday consumers. Medifirst Solutions is developing and establishing both consumer and professional medical and cliental to be used as a  pipeline that will allow for distribution of our new products and services. Visit www.medifirstsolutions.com for more information.

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Forward-Looking Statements:  The statements in this press release that relate to the company's expectations with regard to the future impact on the company's results from new products in development are forward-looking statements, and may involve risks and uncertainties, some of which are beyond our control.  Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission.  Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the company's actual results may differ materially from expected results.  We make no commitment to disclose any subsequent revisions to forward-looking statements.